Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-217720 on Form S-8 of our reports dated February 15, 2018, relating to the consolidated financial statements and financial statement schedule of Columbia Property Trust, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Property Trust, Inc. and subsidiaries for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 15, 2018